UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2008

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1000 Columbia Avenue
Linwood, Pennsylvania 19061
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 859-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 – Entry into a Material Definitive Agreement.

On June 19, 2008, Foamex International Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Equity Commitment Agreement, dated April 1, 2008 (the “Equity Commitment Agreement”), with D. E. Shaw Laminar Portfolios, L.L.C. (“D. E. Shaw”), Sigma Capital Associates, LLC (“Sigma”), CGDO, LLC (“CGDO” as agent and on behalf of Chilton Global Distressed Opportunities Master Fund, L.P.) and Q Funding III L.P. (“Q Funding”, and together with CGDO, “Chilton,” and collectively with D. E. Shaw, Sigma and CGDO, the “Significant Equityholders”), all of which are stockholders of the Company. The Amendment amends the terms of the Equity Commitment Agreement and the Put Option Agreements, dated April 1, 2008, between the Company and each of the Significant Equityholders (the “Put Option Agreements”). The terms of the Equity Commitment Agreement and Put Option Agreements were described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2008.

The Amendment provides for a delay in the issuance and delivery of approximately 2.06% of the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable to the Significant Equityholders upon exercise by the Company of its put option (the “Put Option”) under each of the Put Option Agreements until the closing of the rights offering that the Company has commenced pursuant to the Equity Commitment Agreement, and after the amendment to the Company’s Second Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock becomes effective (such shares, the “Delayed Delivery Shares” and, such date, the “Delayed Date”). Further, the Amendment provides that if the Put Options are exercised prior to June 27, 2008 and there is an “ownership change” for purposes of Section 382 of the United States Internal Revenue Code of 1986, as amended (“Section 382”), the limitations set forth in the Equity Commitment Agreement that are intended to preserve the Company’s ability to apply certain net operating loss carry forwards will not be applied to the transactions contemplated by the Equity Commitment Agreement, including the exercise of the Put Option and the rights offering and second lien term loan offering recently commenced by the Company.

As discussed below, on June 20, 2008, the Company exercised the Put Options. The issuance of shares of Common Stock pursuant to the Put Options will result in an “ownership change” for purposes of Section 382.

ITEM 3.02 – Unregistered Sales of Equity Securities.

Pursuant to the Company’s June 20, 2008 exercise of the Put Option, on June 25, 2008, the Significant Equityholders purchased the following number of shares of Common Stock, after making adjustments for applicable beneficial ownership cutbacks set forth in the Equity Commitment Agreement: Chilton purchased 8,630,704 shares of Common Stock for a total consideration of $5,609,957 (8,452,911 shares will be issued and delivered promptly after the closing of the Put Option and 177,792 shares, constituting the Delayed Delivery Shares, will be issued and delivered on the Delayed Date); D. E. Shaw purchased 129,520,641 shares of Common Stock for a total consideration of $84,188,416 (126,852,516 shares will be issued and delivered promptly following the closing of the Put Option and 2,668,125 shares, constituting the

Delayed Delivery Shares, will be issued and delivered on the Delayed Date); and Sigma purchased 15,694,810 shares of Common Stock for a total consideration of $10,201,626, (15,371,497 shares will be issued and delivered promptly following the closing of the Put Option and 323,313 shares, constituting the Delayed Delivery Shares, will be issued and delivered on the Delayed Date). As permitted by the terms of the Put Option Agreements, the consideration for the shares issued under the Put Option was funded through the assignment to the Company, on a dollar-for-dollar basis at par, of principal amount of loans under the Company’s second lien term loan facility in which the Significant Equityholders hold an interest.

As described below, on June 25, 2008, the Company also issued to the Significant Equityholders an aggregate of 12,822,404 shares of Common Stock as a Put Option Premium (as defined below).

The shares of Common Stock issued pursuant to the Put Option and the Put Option Premium were issued in reliance on the exemption provided by Section 4(2) under the Securities Act of 1933, as amended. The shares were issued to entities that had enough knowledge and experience to evaluate the risks and merits of the investment in the shares being issued and were able to bear the economic risk involved in such an investment. The issuances were not effected using any form of general advertising or general solicitation. The recipients of securities represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends will be affixed to any share certificates issued. Each recipient had access to adequate information about the Company.

ITEM 5.01 – Changes in Control of Registrant.

As a result of issuance of shares to D. E. Shaw pursuant to the Put Option (including, for the purposes of this Item 5.01, the Delayed Delivery Shares and the Put Option Premium) on June 25, 2008, D. E. Shaw owned in excess of a majority of the outstanding voting shares of Common Stock. As a result, D. E. Shaw has a controlling vote with regard to all matters requiring a stockholder vote. D. E. Shaw’s aggregate investment of $84,188,416 for the purchase of shares issued under the Put Option was funded through the assignment to the Company of loans under the Company’s second lien term loan facility in which D. E. Shaw holds an interest. No separate consideration was paid for the shares issued pursuant to the Put Option Premium. The Company did not have any controlling stockholder immediately prior to the issuance of shares pursuant to the Put Option.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation and Consulting Agreement with Paul A. Haslanger

On June 19, 2008, Paul A. Haslanger, Executive Vice President, Engineering and Technology, resigned from the Company effective June 27, 2008. In connection with his resignation, Mr. Haslanger has entered into a separation and consulting agreement with the Company and its primary operating subsidiary Foamex L.P., dated as of June 19, 2008. This separation and consulting agreement supersedes the change in control protection agreement, as amended, between the Company and Mr. Haslanger, entered into on December 20, 2002, except as specifically provided in the separation and consulting agreement.

The separation and consulting agreement provides that all titles, positions and appointments Mr. Haslanger held with the Company shall cease as of June 27, 2008 (the “Effective Date”). Commencing after Mr. Haslanger’s resignation, the Company will pay Mr. Haslanger a cash payment of $265,000, payable in twenty-six (26) equal installments in accordance with the Company’s regular payroll practices and will allow Mr. Haslanger to continue to participate in the Company’s medical and dental plans through December 26, 2008, at the same cost to Mr. Haslanger in effect prior to his resignation. The Company will pay Mr. Haslanger, as soon as reasonably practicable following the Effective Date, or such earlier date as may be required by applicable state statute or regulation, (i) any annual base salary or other compensation earned but not paid to the Executive prior to the Effective Date, (ii) any payments, benefits or entitlements that are vested, fully and unconditionally earned or due pursuant to any Company plan, policy, program or arrangement or other agreement, (iii) payment for $6,624.95 representing unused vacation days for fiscal year 2008, with such payment being made on the first regularly scheduled payroll date occurring following the Effective Date and (iv) any business expenses that remain unreimbursed as of the Effective Date.

All outstanding equity awards held by the Executive as of the Effective Date will be treated in accordance with the terms of the applicable plans and award agreements governing such awards.

Mr. Haslanger will also continue to be afforded the full benefit of his right, provided in his employment agreement, to receive a “gross-up” payment to the extent that any “golden parachute” excise taxes apply to any payments he receives from the Company.

Commencing on October 1, 2008 and for a period continuing through June 30, 2010 (the “Consulting Period”), the Company will retain Mr. Haslanger to serve as a consultant to the Company subject to certain limitations on the obligations of both parties. During the Consulting Period, the Executive shall, from time to time at the request of the Company upon reasonable advance notice, engage in the specific activities, as may be requested by the Company (the “Consulting Services”) with a target of fifteen (15) days in each of the consecutive three (3) calendar month periods occurring during the Consulting Period (each, a “Consulting Quarter”); provided that the aggregate time or times that the Executive provides Consulting Services shall not exceed (i) a total of one hundred five (105) days during the entire Consulting Period, or (ii) thirty (30) days in each of the Consulting Quarters; provided further that, (i) if the Executive provides services to the Company for less than fifteen (15) days in any Consulting Quarter, such number of days less of fifteen (15) will carry over to subsequent Consulting Quarters; (ii) but, even in the event of a carry over, under no circumstances shall Consulting Services exceed 30 days in any Consulting Quarter. The Company will pay Mr. Haslanger a consulting fee of $265,000, and provide medical and dental benefits pursuant to the Company sponsored medical and dental plans (the “Consulting Fee”) on a basis no less favorable to the Executive than the basis generally provided to other similarly-situated senior executives of the Company at the same cost the Executive was paying as an employee. The Company shall pay the Consulting Fee in twenty-six (26) equal installments in accordance with the Company’s regular payroll practices in effect as of the date of this Agreement, with the first installment payable on the first regularly scheduled payroll date occurring after all installments of the severance payments have been paid. In addition, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in performing the Consulting Services.

The foregoing summary of Mr. Haslanger’s separation and consulting agreement is qualified in its entirety by reference to the full text of the separation and consulting agreement, which will be filed as an exhibit with the Securities and Exchange Commission within the applicable deadlines. Interested parties should read the document in its entirety.

ITEM 8.01 – Other Events.

Pursuant to the Put Option Agreements, on June 20, 2008, the Company exercised its option to require the Significant Equityholders to purchase shares of its Common Stock for an aggregate consideration of $100 million at a price of $0.65 per share of Common Stock, by delivery of a written notice to each Significant Equityholder. The closing of the Put Option exercise occurred on June 25, 2008.

As consideration for the Put Option and pursuant to the terms of the Equity Commitment Agreement and Put Option Agreements, the Company paid to each Significant Equityholder a premium (the “Put Option Premium”) in shares of Common Stock. The aggregate amount the Put Option Premium was $8,625,000, which amounted to an aggregate of 13,269,231 shares of Common Stock at a price of $0.65 per share of Common Stock, of which Chilton received a premium amount of $646,875, or 995,192 shares of Common Stock; D. E. Shaw received $6,900,000, or 10,615,385 shares of Common Stock, which shares were reduced by the 323,849 shares of Common Stock paid to D. E. Shaw as a premium under the equity cure letter, dated February 13, 2008 delivered by it to the Company, and Sigma received $1,078,125, or 1,658,654 shares of Common Stock, which shares were reduced by the 122,978 shares of Common Stock paid to Sigma as a premium under the equity cure letter, dated February 13, 2008 delivered by it to the Company. The terms of the equity cure letters and the issuance of premium shares thereunder were described in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 13, 2008 and April 23, 2008.

On June 25, 2008, the Company issued a press release announcing that it has commenced its previously-announced rights offering and second lien loan offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release, dated June 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2008

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

EXHIBITS

99.1	Press release, dated June 25, 2008.